Exhibit 10.68

BACKSTOP RIGHTS PURCHASE AGREEMENT

between

SPANSION INC.

and

SLS SPANSION HOLDINGS, LLC

Dated as of January 25, 2010

BACKSTOP RIGHTS PURCHASE AGREEMENT

i

BACKSTOP RIGHTS PURCHASE AGREEMENT

This BACKSTOP RIGHTS PURCHASE AGREEMENT (this “Agreement”), dated as of January 25, 2010, is entered into by and among Spansion Inc., a Delaware corporation (the “Company”) and SLS Spansion Holdings, LLC, a Delaware limited liability company (the “Backstop Party”), and Silver Lake Sumeru Fund, L.P., a Delaware limited partnership (the “Guarantor”). Capitalized terms used and not otherwise defined in this Agreement shall have the meanings set forth in the Plan (as defined below).

RECITALS

WHEREAS, on December 17, 2009, the Company, Spansion Technology LLC, a Delaware limited liability company, Spansion LLC, a Delaware limited liability company, Cerium Laboratories LLC, a Delaware limited liability company, and Spansion International, Inc., a Delaware corporation (together with the Company, the “Debtors”), filed a Second Amended Joint Plan of Reorganization of the Debtors dated December 16, 2009 (the “Plan”) with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), Case No. 09-10690 (KJC); and

WHEREAS, pursuant to the terms of the Plan, the Rights Offering Participants will be given the opportunity to purchase in the Rights Offering, on a pro rata basis in proportion to their respective holdings of such claims, up to an aggregate amount of 12,974,496 shares of New Spansion Common Stock (the “Rights Offering Shares”) at a price of $8.43 per share (the “Subscription Price”) for an aggregate purchase price of $109,375,000; and

WHEREAS, the Plan contemplates that the Debtors may decide to have a Backstop Party for the Rights Offering and that, if such decision is made, they will enter into an agreement such as this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Backstop Party hereby agree as follows:

Section 1. The Backstop Commitment.

(a) On the basis of the representations and warranties contained herein, but subject to the applicable conditions set forth in Section 6, if the Rights Offering Participants shall not have funded the purchase of all of the Rights Offering Shares on or before February 10, 2010 (the “First Funding Deadline”), the Backstop Party hereby commits, and the Company hereby grants the Backstop Party the right, to purchase the number of Rights Offering Shares that were not funded to be purchased by the Rights Offering Participants on or before the First Funding Deadline (the “Backstop Commitment”). The purchase price per Rights Offering Share purchased pursuant to this Section 1 shall be the Subscription Price. All amounts funded by the Backstop Party pursuant to this Section 1 shall be funded into an escrow account, maintained pursuant to an escrow agreement on terms and conditions, and with an escrow agent, acceptable to the Backstop Party. The Company further agrees that, to the extent that the Backstop Party or any of its Affiliates timely subscribes to Rights Offering Shares directly in the Rights Offering, the subscription for such Rights Offering Shares may be funded into the same escrow account, notwithstanding the terms of the Rights Offering and related subscription documentation.

(b)(i) The Backstop Party will fund the purchase, and the Company will commit to sell to the Backstop Party, at a price equal to the Subscription Price therefor, such number of the Rights Offering Shares for which Rights Offering Participants have not committed to purchase by timely submitting completed Subscription Forms by the Subscription Deadline in accordance with the Plan (the “Subscription Gap”), as follows: (A) on the First Funding Date, the Backstop Party will fund an amount that, when added to the amounts funded by the other Rights Offering Participants by the First Funding Deadline, equals at least $80 million in the aggregate; and (B) on February 12, 2010, (the “Second Funding Deadline”), the Backstop Party will fund the remaining amount of the Subscription Gap plus up to $5 million of commitments by other Rights Offering Participants that were not funded by such Rights Offering Participants despite their commitments to so fund; provided that, the Company shall provide the Backstop Party with notice of the amount of the Subscription Gap not later than two (2) Business Days following the Subscription Deadline.

(ii) Within seventeen (17) days following the First Funding Deadline (the “Subsequent Funding Date”), the Backstop Party will fund the purchase, and the Company will commit to sell to the Backstop Party, at a price equal to the Subscription Price therefor, such number of the Rights Offering Shares for which Rights Offering Participants, if any, have subscribed for by timely submitting completed Subscription Forms by the Subscription Deadline in accordance with the Plan but have failed to fund by the Second Funding Deadline that were not already funded by the Backstop Party (the “Failure to Fund Gap”); provided that, the Company shall provide the Backstop Party with notice of the amount of the Failure to Fund Gap not later than two (2) Business Days following the First Funding Deadline.

(iii) Notwithstanding the other provisions of this Section 1(b), in lieu of receiving one of the Rights Offering Shares issuable to the Backstop Party under Section 1(b)(i) pursuant to the Backstop Commitment, the Backstop Party shall receive one (1) share of common stock of the Company classified as “Class B Common Stock” (the “Class B Share”) . The Backstop Party shall have the exclusive right to receive Class B Shares, and the rights, preferences and privileges of such Class B Share shall be set forth in the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, in form and substance acceptable to the Backstop Party.

(c) Except as set forth in Section 1(d), all Rights Offering Shares and the Class B Share shall be delivered to the Backstop Party with any and all issue, stamp, transfer or similar taxes or duties payable in connection with such delivery duly paid by the Company to the extent required under the Confirmation Order or applicable law.

(d) Notwithstanding anything to the contrary in this Agreement, the Backstop Party, in its sole discretion, may designate that some or all of the Rights Offering Shares or the Class B Share, as the case may be, be issued in the name of and delivered to, one or more of its Affiliates or any other third party; provided that, the Backstop Party will be responsible for any and all issue, stamp, transfer or similar taxes or duties payable in connection therewith.

Section 2. Backstop Fee; Transaction Expenses.

(a) Immediately following the consummation of the Rights Offering, the Company shall pay to Silver Lake Management Company Sumeru, L.L.C. (an Affiliate of the Backstop Party), by wire transfer in immediately available funds to an account specified by the Backstop Party not less than one day prior to the Effective Date, a backstop commitment fee in an amount equal to Four Million Five Hundred Thousand Dollars ($4,500,000) (the “Backstop Fee”).

(b) Whether or not the transactions contemplated hereby are consummated, the Company shall reimburse or pay, as the case may be, all of the reasonable fees and expenses of the Backstop Party and its Affiliates incurred in connection with the transactions contemplated hereby (the “Transaction Expenses”), including without limitation reasonable expenses related to industry research, travel expenses, fees and expenses of Milbank, Tweed, Hadley & McCloy LLP and local Wilmington, Delaware counsel, as legal advisors to the Backstop Party and its Affiliates, and fees and expenses of the accountants, financial advisors and other professionals retained by the Backstop Party and its Affiliates in connection with the transactions contemplated herein. The Company shall pay all Transaction Expenses as soon as reasonably practical, but in any case not more than ten (10) Business Days after presentation of an invoice by or on behalf of the Backstop Party. These obligations are in addition to, and do not limit, the Company’s obligations under Section 7. The provision for the payment of the Transaction Expenses is an integral part of the transactions contemplated by this Agreement, and without this provision the Backstop Party would not have entered into this Agreement and shall constitute an administrative expense of the Company under section 364(c)(1) of the Bankruptcy Code.

Section 3. Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, the Backstop Party as of the date hereof and on the Effective Date as follows:

(a) Incorporation and Qualification. The Company and each of the direct and indirect subsidiaries of the Company has been duly organized and is validly existing as a corporation or other form of entity, where applicable, in good standing under the laws of their respective jurisdictions of organization, with the requisite power and authority to own its properties and conduct its business as currently conducted, subject, as applicable, to the restrictions that result from any such entity’s status as a debtor-in-possession under chapter 11 of the Bankruptcy Code. The Company and each of its subsidiaries has been duly qualified as a foreign corporation or other form of entity for the transaction of business and, where applicable, is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts business so as to require such qualification, except to the extent the failure to be so qualified or, where applicable, be in good standing would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations, property or financial condition of the Company and its subsidiaries taken as a whole, or on the ability of the Company, subject to the approvals and other authorizations set forth in Section 3(g), to consummate the transactions contemplated by this Agreement or the Plan (a “Material Adverse Effect”). Notwithstanding the foregoing, no representation is made with respect to Spansion Japan Ltd.

(b) Corporate Power and Authority. The Company has the requisite corporate power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder, including the issuance of the Rights Offering Shares. The Company has taken all necessary corporate action required for the due authorization, execution, delivery and performance by it of this Agreement, including the issuance of the Rights Offering Shares. The issuance of the Rights Offering Shares to the Backstop Party on the Effective Date will have been duly and validly authorized. Subject to entry of the Confirmation Order and the expiration, or waiver by the Bankruptcy Court, of the fourteen (14) day period set forth in Bankruptcy Rule 3020(e), on the Effective Date, the Debtors will have the requisite corporate power and authority to execute the Plan and to perform their obligations thereunder, and will have taken all necessary corporate actions required for the due authorization, execution, delivery and performance by the Debtors of the Plan.

(c) Capitalization. After giving effect to the transactions contemplated by this Agreement and the Plan, the capital stock of the Company, as authorized by its Amended and Restated Certificate of Incorporation, will consist solely of shares of New Spansion Common Stock and the Class B Stock, if issued pursuant to Section 1(f), and no shares will be issued, outstanding, reserved for issuance or held in the treasury of the Company, except as provided in the Plan and disclosed in the Disclosure Statement (as dated December 16, 2009, the “December 16th Disclosure Statement”).

(d) Execution and Delivery; Enforceability. This Agreement has been duly and validly executed and delivered by the Company, and constitutes the valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, reorganization, insolvency, moratorium and other laws affecting the enforcement of creditors’ rights generally from time to time in effect and subject to general equitable principles. The Plan has been duly and validly filed with the Bankruptcy Court by the Debtors and, upon the entry of the Confirmation Order and the expiration, or waiver by the Bankruptcy Court, of the fourteen (14) day period set forth in Bankruptcy Rule 3020(e), will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to general equitable principles.

(e) No Conflict. Subject to the entry of the Confirmation Orders and the expiration, or waiver by the Bankruptcy Court, of the fourteen (14) day period set forth in Bankruptcy Rule 3020(e), as applicable, the consummation of the Rights Offering by the Company, the issuance, sale and delivery of the Rights Offering Shares and compliance by the Company with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein (including compliance by the Backstop Party with its obligations hereunder and thereunder) (i) will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under, or result in the acceleration of, or the creation of any lien under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) will not result in any violation of the provisions of the certificate of incorporation or bylaws of the Company and any other Debtor and (iii) will not result in any violation of, or any termination or material impairment of any rights under, any statute or any license, authorization, injunction, judgment, order, decree, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their respective properties, except in any such case described in subclause (i) or (iii) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f) Consents and Approvals. No consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their respective properties or by any third party pursuant to any contract or otherwise is required for the consummation of the Rights Offering by the Company and the execution and delivery by the Company of this Agreement or the Plan and performance of and compliance by the Company with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein, except for (i) the entry of the Confirmation Order and the expiration, or waiver by the Bankruptcy Court, of the ten (10) day period set forth in Bankruptcy Rules 6004(h) and 3020(e), as applicable; (ii) filings with respect to and the expiration or termination of the waiting period under Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), if applicable; (iii) such consents, approvals, authorizations, registrations or qualifications as may be reasonably required under state securities or “blue sky” laws in connection with the purchase of Rights Offering Shares by the Backstop Party; or (iv) such consents, approvals, authorizations, registrations or qualifications, the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g) No Material Adverse Change. Except as disclosed in the Company’s Securities and Exchange Commission (the “Commission”) filings as of the date of this Agreement (the “SEC Filings”) or the December 16th Disclosure Statement, since September 27, 2009 there has not occurred any event, fact or circumstance which has had or would reasonably be expected to have, individually, or in the aggregate, a Material Adverse Effect on the Company and its subsidiaries.

(h) No Violation or Default; Licenses and Permits. Except as otherwise set forth in the SEC Filings or the December 16th Disclosure Statement, each of the Company and its subsidiaries (i) is in compliance with all laws, statutes, ordinances, rules, regulations, orders, judgments and decrees of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their respective properties, and (ii) has not received written notice of any alleged material violation of any of the foregoing except, in the case of clauses (i) and (ii) above, for any such failure to comply, default or violation that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. Subject to the restrictions that result solely from the Company or any subsidiary’s status as a debtor-in-possession under chapter 11 of the Bankruptcy Code (including that in certain instances such subsidiary’s conduct of its business requires Bankruptcy Court approval), each of the Company and its subsidiaries holds all material licenses, franchises, permits, consents, registrations, certificates and other governmental and regulatory permits, authorizations and approvals required for the operation of the business as currently conducted by it and for the ownership, lease or operation of its material assets, except where the failure to possess or make the same would not, individually or in the aggregate, have a Material Adverse Effect and is not in violation of its certificate of incorporation, bylaws or other organizational document.

(i) Legal Proceedings. Except as described in the SEC Filings or the December 16th Disclosure Statement, there are no legal, governmental or regulatory investigations, actions, suits or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries which, individually or in the aggregate, if determined adversely to the Company or any of its subsidiaries, would reasonably be expected to have a Material Adverse Effect.

(j) Title to Intellectual Property. The Company and its subsidiaries own or possess adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) necessary for the conduct of their respective businesses, except where the failure to own or possess any such rights could not reasonably be expected to have a Material Adverse Effect.

(k) No Undisclosed Relationships. No relationship, direct or indirect, exists between or among the Company or any of its subsidiaries, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company or any of its subsidiaries, on the other, that is required be disclosed in the SEC Filings or the December 16th Disclosure Statement and that are not so disclosed.

(l) Insurance. Except as would not, individually or in the aggregate, result in a Material Adverse Effect, the Company and its subsidiaries have insurance covering their respective properties, operations, personnel and businesses, including business interruption insurance, which insurance is in amounts and insures against such losses and risks as are customary for companies whose businesses are similar to the Company and its subsidiaries; and as of the date hereof, neither the Company nor any of its subsidiaries has (i) received written notice from any insurer or agent of such insurer that capital improvements or other material expenditures are required or necessary to be made in order to continue such insurance or (ii) any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business.

(m) No Broker’s Fees. None of the Company or any of its subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against the Backstop Party for a brokerage commission, finder’s fee or like payment in connection with the transactions contemplated by this Agreement.

(n) Title to Real and Personal Property. The Company and its subsidiaries have good and marketable title to all real property owned by the Company and its subsidiaries and good title to all other tangible and intangible properties (other than Intellectual Property covered by Section 3(j)) owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as (i) are described in the SEC Filings or the December 16th Disclosure Statement or (ii) individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. All of the leases and subleases to which the Company or its subsidiaries are a party are in full force and effect and enforceable by the Company or such subsidiary in accordance with their terms, and neither the Company nor any subsidiary has received any written notice of any claim that has been asserted by anyone adverse to the rights of the Company or any subsidiary under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company or such subsidiary to the continued possession of the leased or subleased property by under any such lease or sublease, except where any such claim or failure to be enforceable would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(o) Full Disclosure. No information contained in this Agreement, the Plan or the December 16th Disclosure Statement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which made.

Section 4. Representations and Warranties of the Backstop Party. The Backstop Party represents and warrants to, and agrees, with respect to itself only, with, the Company as of the date hereof and as of the Effective Date as follows:

(a) Organization. The Backstop Party has been duly formed and is validly existing as a limited liability company in good standing under the laws of its jurisdiction of organization.

(b) Corporate Power and Authority. The Backstop Party has the requisite corporate or comparable power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder and has taken all necessary action required for the due authorization, execution, delivery and performance by it of this Agreement.

(c) Execution and Delivery. This Agreement has been duly and validly executed and delivered by the Backstop Party and constitutes its valid and binding obligation, enforceable against the Backstop Party in accordance with its terms, subject to general equitable principles.

(d) No Conflicts. The execution, delivery, and performance by the Backstop Party of this Agreement do not and shall not (i) violate any provision of its organizational documents or any law, rule, or regulation applicable to it or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party or under its organizational documents.

(e) Proceedings. No litigation or proceeding before any court, arbitrator, or administrative or governmental body is pending or, to its knowledge, threatened against it that would adversely affect the Backstop Party’s ability to enter into this Agreement or perform its obligations hereunder.

(f) Consents and Approvals. No consent, approval, order, authorization, registration or qualification of or with any court or governmental agency or body having jurisdiction over the Backstop Party or the Backstop Party’s Affiliates, is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for any consent, approval, order or authorization required under the Bankruptcy Code.

(g) Sufficiency of Funds. On the First Funding Deadline, the Second Funding Deadline and the Subsequent Funding Date, if any, the Backstop Party will have sufficient immediately available funds to make and complete the payment of the aggregate Subscription Price for the portion of the Rights Offering Shares that represents the Subscription Gap and the Failure to Fund Gap, respectively, and the availability of such funds will not then be subject to the consent, approval or authorization of any third party.

(h) No Registration Under the Securities Act. The Backstop Party understands (i) that the Rights Offering Shares and the Class B Share to be purchased by it pursuant to the terms of this Agreement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), (ii) that, except as provided in the Registration Rights Agreement, the Company shall not be required to effect any registration or qualification under the Securities Act or any state securities law, (iii) that the Rights Offering Shares and the Class B Share will be issued in reliance upon exemptions contained in the Securities Act or interpretations thereof and in the applicable state securities laws, in each case to the extent that section 1145 of the Bankruptcy Code is not applicable, and (iv) that the Rights Offering Shares and the Class B Share may not be offered for sale, sold or otherwise transferred, in each case to the extent that section 1145 of the Bankruptcy Code is not applicable, except pursuant to a registration statement or in a transaction exempt from or not subject to registration under the Securities Act.

(i) Acquisition for Investment. The Rights Offering Shares and the Class B Share are being acquired under this Agreement by the Backstop Party in good faith solely for its own account, for investment and not with a view toward resale or other distribution within the meaning of the Securities Act; provided, however, that the disposition of the Backstop Party’s property shall at all times be under its control. The Backstop Party will not, directly or indirectly, offer, transfer, sell, pledge, hypothecate or otherwise dispose of any of the Rights Offering Shares or the Class B Share (or solicit any offers to buy, purchase, or otherwise acquire or take a pledge of any of the Rights Offering Shares or the Class B Share), except pursuant to a registration statement or in a transaction exempt from or not subject to registration under the Securities Act and any applicable state securities laws.

(j) Independent Investigation; Retention of Tax Advisors. The Backstop Party has made its own inquiry and investigation into the Company and has undertaken such investigation and had access to such information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. The Backstop Party has consulted its own tax advisors with regard to its participation in the Rights Offering and the tax consequences thereof, and has not relied on any advice from the Company or its representatives regarding the tax consequences of an investment in the Rights Offering Shares or the Class B Share.

(k) Accredited Investor. The Backstop Party is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act, with such knowledge and experience in financial and business matters as are necessary in order to evaluate the merits and risks of an investment in the Rights Offering Shares or the Class B Share.

(l) No Broker’s Fees. The Backstop Party is not a party to any contract, agreement or understanding with any Person (other than this Agreement) that would give rise to a claim against the Company for a brokerage commission, finder’s fee or like payment in connection with the transactions contemplated hereby.

Section 5. Additional Covenants of the Company. Except as provided in this Agreement or otherwise consented to in writing by each of the Backstop Party, during the period from the date of this Agreement to the Effective Date, the Company agrees with the Backstop Party as follows:

(a) Rights Offering. The Company will effectuate the Rights Offering, as provided herein and in the Plan and the December 16th Disclosure Statement, pursuant to the securities exemption provisions set forth in section 1145(a) of the Bankruptcy Code or other exemptions in the Securities Act or interpretations thereof.

(b) Registration Rights Agreement. The Company will file with the Bankruptcy Court as soon as practicable a form of a registration rights agreement (the “Registration Rights Agreement”), in the form attached as Exhibit C hereto. The Company and the Backstop Party shall use commercially reasonable efforts to finalize and execute, and seek Bankruptcy Court approval of, the Registration Rights Agreement as promptly as practicable.

(c) Conduct of Business. During the period from the date of this Agreement to the Effective Date, the Company and its subsidiaries shall carry on their businesses in the ordinary course (subject to any actions which are consistent with the SEC Filings and the December 16th Disclosure Statement and any limitations on such actions under the Bankruptcy Code) and, to the extent consistent therewith, use their commercially reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with the Company or its subsidiaries.

(d) Access to Information. Subject to applicable law, the Company shall (and shall cause its subsidiaries to) permit representatives of the Backstop Party and its Affiliates to visit and inspect any of the properties of the Company and its subsidiaries, to examine their corporate books and make copies or extracts therefrom and to discuss the affairs, finances and accounts of the Company and its subsidiaries with the principal officers of the Company and its subsidiaries, all at such reasonable times, upon reasonable notice and as often as the Backstop Party may reasonably request.

(e) Amendments to Organizational Documents. The Company will amend its certificate of incorporation, bylaws and any other required organizational documents to provide for the governance rights granted to holders of the New Spansion Common Stock and the Class B Shares; provided that, the rights, preferences and privileges of such Class B Shares as set forth on Exhibit A hereto shall be set forth in the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company.

Section 6. Conditions.

(a) Conditions to the Obligations of Each Party. The respective obligations of the Backstop Party and the Company to effect the purchase of the Rights Offering Shares pursuant to this Agreement on the Effective Date are subject to the following conditions:

(i) No Restraint. No judgment, injunction, decree or other legal restraint shall prohibit the consummation of the Plan, the Rights Offering or the transactions contemplated by this Agreement.

(ii) HSR Act; Regulatory Approvals. If the purchase of Rights Offering Shares by the Backstop Party pursuant to this Agreement is subject to the terms of the HSR Act or the laws of any relevant foreign jurisdiction, the applicable waiting period shall have expired or been terminated thereunder with respect to such purchase.

(iii) No Legal Impediment to Issuance. No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued in each by any federal, state or foreign governmental or regulatory authority that, as of the Effective Date, prohibits the issuance or sale of the Rights Offering Shares pursuant to this Agreement.

(iv) Consents. All other material governmental and third-party notifications, filings, consents, waivers and approvals required for the consummation of the transactions contemplated by this Agreement and the Plan shall have been made or received.

(b) Conditions to the Obligations of the Backstop Party. The obligation of the Backstop Party to purchase the Rights Offering Shares pursuant to this Agreement on the Effective Date are subject to the following conditions:

(i) Representations and Warranties and Covenants. The representations and warranties of the Company set forth in this Agreement (disregarding all qualifications and exceptions contained therein regarding materiality or Material Adverse Effect) shall be true and correct on the date hereof and on the Effective Date as if made on such date, except, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Company shall have complied in all material respects with all of its material obligations hereunder.

(ii) Confirmation Order. An order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code (the “Confirmation Order”) that is acceptable to the Backstop Party must have been entered and declared effective by the Bankruptcy Court, no order staying the Confirmation Order shall be in effect, and the Plan shall have become effective in accordance to its terms (the Backstop Party shall act reasonably in determining whether the Confirmation Order is acceptable, provided that any terms, conditions, provisions or omissions of the Confirmation Order that have a material impact on the Rights Offering, the Backstop Commitment or the terms set forth in this Agreement shall be acceptable to the Backstop Party in their sole discretion);

(iii) Plan and Disclosure Statement. The Plan as may be further amended or modified, and the December 16th Disclosure Statement as may be further amended or modified, shall be materially consistent with the terms and conditions contained in this Agreement, and must be acceptable to the Backstop Party (the Backstop Party shall act reasonably in determining whether such amended or modified Plan or such amended or modified disclosure statement are acceptable, provided that any terms, conditions, provisions or omissions of the amended or modified Plan or such amended or modified disclosure statement that have a material impact on the Rights Offering, the Backstop Commitment or the terms set forth in this Agreement shall be acceptable to the Backstop Party in their sole discretion);

(iv) Conditions to Confirmation. Each of the conditions precedent to the confirmation of the Plan and the conditions precedent to the effectiveness of the Plan and the occurrence of the Effective Date shall have been satisfied in accordance with the Plan.

(v) Documentation. The Backstop Party shall have received all the documentation required to consummate the transaction contemplated hereby, each duly executed and in form and substance reasonably satisfactory to the Backstop Party.

(vi) Rights Offering. The Subscription Deadline shall have occurred.

(vii) No Material Adverse Effect. No Material Adverse Effect shall have occurred or shall be reasonably likely to occur.

(viii) Total Indebtedness. As of the Effective Date, the total outstanding indebtedness of the Company and its subsidiaries on a consolidated basis shall not exceed $525,000,000, not including up to $25,000,000 of additional indebtedness that may be issued in settlement of supplier claims, and all such indebtedness shall be on terms reasonably acceptable to the Backstop Party.

(ix) Total Shares. The total number of shares of New Spansion Common Stock and other common stock of the Company outstanding on the Effective Date shall not exceed 50,000,000 shares on a fully diluted basis (including shares issuable upon conversion of any convertible notes or other securities, and shares issuable upon exercise of options or warrants), but excluding up to 6,000,000 shares that may be issued as equity incentive awards or pursuant to options granted to employees of the Company and its subsidiaries.

(x) Amendments to Organizational Documents. The Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company and the other Debtors are in a form reasonably acceptable to the Backstop Party.

(xi) Fees, Etc. All fees and other amounts required to be paid or reimbursed to the Backstop Party as of the Effective Date, including, without limitation, the Backstop Fee and the Transaction Expenses, shall have been paid or reimbursed in full.

(xii) Registration Rights Agreement. The Company shall have entered into the Registration Rights Agreement with the Backstop Party in accordance with Section 5(b), in form and substance reasonably satisfactory to the Backstop Party.

(c) Conditions to the Obligations of the Company. The obligation of the Company to effect the purchase of the Rights Offering Shares pursuant to this Agreement on the Effective Date are subject to the following condition:

(i) Representations and Warranties and Covenants. The representations and warranties of the Backstop Party set forth in this Agreement shall be true and correct in all material respects on the date hereof and on the Effective Date as if made on such date. The Backstop Party shall have complied in all material respects with all of their respective material obligations hereunder.

Section 7. Indemnification and Limitation on Liability. Whether or not the Rights Offering is consummated, the Company agrees to indemnify and hold harmless the Backstop Party, its Affiliates and their respective officers, directors, employees, advisors, stockholders, members, managers, partners, investment advisors, attorneys, accountants and agents (each, an “Indemnified Person”) from and against any and all losses, claims, damages and liabilities to which any such Indemnified Person may become subject arising out of or in connection with the Rights Offering or this Agreement or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, and to reimburse each Indemnified Person upon demand for any legal or other costs and expenses incurred in connection with investigating or defending, participating or testifying in any of the foregoing, provided, that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to have been incurred as a direct result of the willful misconduct, bad faith or gross negligence of such Indemnified Person. No Indemnified Person shall be liable to any Person for any punitive, exemplary, indirect or consequential damages in connection with its activities related to the Backstop Commitment or which may be alleged as a result of the Rights Offering or this Agreement. The obligations set forth in this Section 7 shall survive any termination hereof, and shall remain in effect even if the Rights Offering is not consummated. The foregoing provisions of this paragraph shall be in addition to any rights that the Backstop Party or any other indemnified person may have at common law or otherwise.

Section 8. Survival of Representations and Warranties. The representations and warranties made in this Agreement will survive the execution and delivery of this Agreement for the length of the applicable statute of limitations with respect thereto.

Section 9. Termination; Termination Fee.

(a) The Backstop Party may terminate this Agreement by written notice to the Company:

(i) if the Effective Date shall not have occurred by March 31, 2010;

(ii) upon the failure of any of the conditions set forth in Section 6 hereof to be satisfied, which failure cannot be cured by March 31, 2010; or

(iii) in the event of a material breach by the Company of this Agreement.

(b) If the Company does not proceed with the Rights Offering with the Backstop Commitment being provided by the Backstop Party pursuant to Section 1(b) hereof by not later than March 31, 2010 (the “Outside Date”), the Company shall pay Silver Lake Management Company Sumeru, L.L.C. (an Affiliate of the Backstop Party) a termination fee in an amount equal to Three Million Dollars ($3,000,000) (the “Termination Fee”), payable in cash as soon as reasonably practical, but not more than ten (10) Business Days following the earlier to occur of the Outside Date and the termination of the Backstop Commitment. The Company shall also pay to the Backstop Party any Transaction Expenses certified by the Backstop Party to be due and payable hereunder that have not been paid theretofore and such Termination Fee and Transaction Expenses shall constitute administrative expenses of the Company under section 364(c)(1) of the Bankruptcy Code.

Section 10. Notices. All notices and other communications in connection with this Agreement will be in writing and will be deemed given (and will be deemed to have been duly given upon receipt) if delivered personally, sent via electronic facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

(a)	If to the Backstop Party or the Guarantor, to:

c/o Silver Lake Sumeru Fund, L.P.

2775 Sand Hill Road

Suite 100

Menlo Park, CA 94025

Attn:    Karen King, Esq.

Facsimile: (650) 234-2502

and

Milbank, Tweed, Hadley & McCloy LLP

601 South Figueroa Street, 30th Floor

Los Angeles, CA 90017

Attn:  Gregory A. Bray, Esq.

      and

      Neil J Wertlieb, Esq.

Facsimile: (213) 629-5063

(b)	If to the Company, to:

Spansion Inc.

915 DeGuigne Dr.

Sunnyvale, CA 94085

Attention: General Counsel

Facsimile: (408) 616-6659

with a copy to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attn: Tad J. Freese, Esq.

Facsimile: (650) 463-2600

Section 11. Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties. Notwithstanding the previous sentence, this Agreement, or the Backstop Party’s obligations hereunder, may be assigned, delegated or transferred, in whole or in part, by the Backstop Party to any entity or person over which the Backstop Party or any of its Affiliates exercises investment authority, including, without limitation, with respect to voting and dispositive rights. Notwithstanding the foregoing or any other provisions herein, no such assignment will relieve the assigning Backstop Party or the Guarantor of its obligations hereunder if such assignee fails to perform such obligations. Except as provided in Section 7 with respect to the Indemnified Persons, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement. Notwithstanding the foregoing or any other provisions herein to the contrary, the Backstop Party may not assign any of its rights or obligations under this Agreement, to the extent such assignment would affect the securities laws exemptions applicable to this transaction.

Section 12. Prior Negotiations; Entire Agreement. This Agreement (including the exhibits hereto and the documents and instruments referred to in this Agreement) constitutes the entire agreement of the parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, between the parties with respect to the subject matter of this Agreement.

Section 13. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws of the State of Delaware. By its execution and delivery of this Agreement, each of the parties hereto hereby irrevocably and unconditionally agrees for itself that the Bankruptcy Court shall have exclusive jurisdiction over any legal action, suit, or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit, or proceeding; provided, however, that if the Bankruptcy Court abstains from exercising jurisdiction, or is otherwise without jurisdiction, then any such legal action, suit, or proceeding shall be brought exclusively in a Federal District Court in the State of Delaware. By execution and delivery of this Agreement, each of the parties hereto hereby irrevocably accepts and submits to the nonexclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit, or proceeding.

Section 14. Counterparts. This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other party (including via facsimile or other electronic transmission), it being understood that each party need not sign the same counterpart.

Section 15. Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance, and subject, to the extent required, to the approval of the Bankruptcy Court. No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at law or in equity.

Section 16. Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

Section 17. Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy, and, accordingly, the parties agree that, in addition to any other remedies, each will be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting bond.

Section 18. Guaranty. The Guarantor hereby guarantees the performance of the obligations of the Backstop Party (or any successor or assignee of the Backstop Party) under this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first above written.

“COMPANY”

SPANSION INC.

By:	/s/ Randy W. Furr
Name:	Randy W. Furr
Title:	Executive Vice President and Chief Financial Officer

“BACKSTOP PARTY”

SLS SPANSION HOLDINGS, LLC

By: SILVER LAKE SUMERU FUND, L.P., its Managing Member

By: SILVER LAKE TECHNOLOGY ASSOCIATES SUMERU, L.P., its General Partner

By:	/s/ Paul Mercadante
Name:	Paul Mercadante
Title:	Managing Director

“GUARANTOR”

SILVER LAKE SUMERU FUND, L.P.

By: SILVER LAKE TECHNOLOGY ASSOCIATES SUMERU, L.P., its General Partner

By:	/s/ Paul Mercadante
Name:	Paul Mercadante
Title:	Managing Director